Exhibit 99.1

HARRY & DAVID HOLDINGS, INC. REPORTS THIRD QUARTER

FISCAL 2006 RESULTS

MEDFORD, Oregon, May 4, 2006 – Harry & David Holdings, Inc., announced today financial results for the third fiscal quarter and thirty-nine weeks ended March 25, 2006.

Net sales for the third quarter of fiscal 2006 were $94.6 million, a decrease of 8.8%, or $9.1 million, from $103.7 million recorded in the third quarter of fiscal 2005. The net sales decrease was primarily the result of the shift in the Easter holiday from the third quarter in fiscal 2005 to the fourth quarter in fiscal 2006. In addition, Jackson & Perkins sales were lower due to fewer rose orders in the direct marketing division compared with the prior period and reduced wholesale rose demand, partially offset by the timing of royalty income recognition. The sales growth in the Other category was primarily driven by Harry and David wholesale, which grew due to increased demand for the Company’s products from existing and new customers.

For the third quarter of fiscal 2006, EBITDA, which the Company defines as earnings before net interest expense, income taxes, depreciation and amortization, was a loss of $18.6 million compared to a loss of $13.0 million in the same period last year. The decrease is primarily due to lower sales and the residual impact of seasonal promotional activity, including holiday gift card redemptions, delivery discounts and product markdowns.

The pre-tax loss for the third quarter of fiscal 2006 was $28.9 million, compared to a pre-tax loss of $35.3 million reported in the same period last year. This variance primarily resulted from lower net interest expense. Net loss for the third quarter of 2006 was $19.5 million, reflecting an effective tax rate of 32.4%, compared to net loss of $28.1 million, reflecting an effective tax rate of 20.4%, reported in the same period last year. The rates for the current fiscal year and interim period vary from the similar period in fiscal 2005 principally as a result of changes in utilization of state net operating losses (which resulted in an increase in the valuation allowance of $3.1 million with respect to the state net operating losses in the third quarter in fiscal 2006), and a change in the estimated results for the year.

For the thirty-nine weeks ended March 25, 2006, the Company reported net sales of $514.7 million and EBITDA of $54.7 million, compared to net sales of $492.3 million and EBITDA of $65.9 million for the same period last fiscal year. The pre-tax income for the first thirty-nine weeks of fiscal 2006 was $21.2 million, compared to $25.6 million reported in the same thirty-nine week period in fiscal 2005. Net income for the thirty-nine weeks ended March 25, 2006 was $12.2 million, reflecting an effective tax rate of 42.2%, compared to net income of $20.8 million and an effective tax rate of 18.7% for the thirty-nine weeks ended March 26, 2005.

“As we indicated in February, we have begun to increase product prices and delivery charges to better reflect rising costs in the marketplace,” said Bill Williams, President and Chief Executive Officer. “We are encouraged by the preliminary trends in our core business, particularly with our performance during the recent Easter holiday, although the full impact of these initiatives is not expected to be felt until fiscal 2007.”

Gross profit margin was 23.4% in the third quarter of fiscal 2006 compared to 32.9% in the same period last year. The decrease was primarily due to a $2.4 million increase in rose inventory reserves in Jackson & Perkins based on weaker-than-anticipated sales demand. The Company’s Harry and David Direct Marketing segment experienced higher holiday gift card promotional expenses, unfavorable timing of this fiscal year’s vendor rebates and end-of-season pear crop yield adjustments. On orders taken before the Company increased prices, the Company also incurred increased standard costs for its products over the prior fiscal year as well as nominally higher fixed costs compared to the prior fiscal year.

For the third quarter of fiscal 2006, selling, general and administrative expenses decreased to $47.1 million from $50.7 million in the same period last year, although as a percentage of consolidated net sales, selling, general and administrative expenses increased to 49.8% from 48.9% in the third quarter of fiscal 2005.

Net sales highlights by operating segment were as follows:

•	Harry and David Direct Marketing’s segment net sales, which include catalog, Internet, business-to-business and outbound telemarketing sales, as well as delivery income, were $45.5 million in the third quarter of fiscal 2006, an 8.6% decrease from the same period last year, primarily due to the shift in the Easter holiday from the third quarter in fiscal 2005 to the fourth quarter in fiscal 2006.

•	Harry and David Stores’ segment net sales decreased 6.6% to $21.4 million in the third quarter in fiscal 2006 from the third quarter in fiscal 2005 due to the closure of 12 stores, resulting in 129 stores in operation compared to 141 stores in operation during the same quarter last year. The Company is substantially complete with its store closure plan. Even without the Easter holiday sales (which will occur in the fourth quarter of fiscal 2006), sales for comparable stores were up 0.2% for the thirteen week period ended March 25, 2006. March 2006 marks the twenty-eighth consecutive month of positive comparable store sales, after adjusting for the shift in the Easter holiday in fiscal 2005.

•	Jackson & Perkins’ segment net sales decreased 19.0% to $23.5 million in the third quarter in fiscal 2006 from $29.0 million in the third quarter in fiscal 2005. This decrease was primarily the result of a decision to consolidate Jackson & Perkins’ product categories into one catalog and shift catalog circulation to later in the planting season. The expected benefits of this shift were to improve operating efficiencies and offer the customer more selection by cross-promoting products. While advertising expenses decreased and the average order size increased, these marketing initiatives resulted in fewer than expected orders in the Spring catalogs, primarily related to rose orders. Sales were also negatively impacted to some extent by the shift in the Easter holiday. In addition, sales in the Company’s non-plant product lines (i.e. outdoor furniture and decorative items) were lower than expected. The Company believes that the remaining decrease in the segment was primarily driven by lower wholesale demand as a result of weak industry sales, partly due to poor weather in the Spring selling season and retailers’ reduced orders to adjust for higher on-hand inventory. This was partially offset by the favorable timing of royalty income recognition.

•	Harry and David’s Other category net sales were $4.2 million in the third quarter of fiscal 2006, an increase of 100% from $2.1 million in the third quarter of fiscal 2005. Harry and David wholesale net sales of $3.6 million for the thirteen week period ended March 25, 2006 was the primary driver of this increase due to increased demand for the Company’s products from existing and new customers.

As of March 25, 2006, the Company had total debt outstanding of $245.0 million, representing the aggregate principal amount outstanding under the Company’s senior unsecured notes. The Company had $54.7 million in cash and cash equivalents and had no borrowings outstanding under its revolving credit facility as of March 25, 2006. On March 20, 2006, the Company replaced its credit facility with a new revolving credit agreement (“the Credit Agreement”) with a group of lenders that provides for $125.0 million of revolving credit secured by the assets of the Company. The Credit Agreement has a maturity date of March 20, 2011. The Company was in compliance with its covenants at March 25, 2006.

The full interim results for the third fiscal quarter ended March 25, 2006 will be filed with the SEC in a quarterly report on

Form 10-Q no later than May 9, 2006. The third quarter press release is also being made available on the company’s corporate website, www.hndcorp.com.

This press release presents EBITDA, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. The Company believes that EBITDA is a useful financial measure for assessing operating performance and liquidity. For an explanation of why management believes EBITDA is a useful measure for understanding our results of operations and a reconciliation of EBITDA to the most comparable GAAP measure, see footnote (2) to the attached financial information.

Conference Call

Harry & David Holdings, Inc. will host a conference call today, May 4, 2006 at 2:00 p.m. Pacific (5:00 p.m. Eastern) with William H. Williams, President and Chief Executive Officer, and Stephen V. O’Connell, Chief Financial Officer and Chief Administrative Officer. To access the conference call, participants in North America should dial 1-877-502-9274 and international participants should dial 1-913-981-5584. Participants are encouraged to dial in to the conference call five to ten minutes prior to the scheduled start time. A telephonic replay of the call will also be made available approximately two hours after the conference call is completed. The replay will be accessible via telephone through May 18, 2006 by dialing 1-888-203-1112 in North America and by dialing 1-719-457-0820 when calling internationally, with all callers using the replay pass code 2406879.

About Harry & David Holdings, Inc.

Harry & David Holdings, Inc., headquartered in Medford, Oregon, is a leading multi-channel specialty retailer and producer of branded premium gift-quality fruit and gourmet food products and gifts marketed under the Harry and David® brand, and premium rose plants, horticultural products and home and garden décor, marketed under the Jackson & Perkins® brand.

CONTACTS:

Company Contact	Media Contact	Investor Relations Contact

Steve O’Connell, CFO	Bill Ihle, SVP Corp. Relations	John Mills/Christine Lumpkins
Harry & David Holdings, Inc.	Harry & David Holdings, Inc.	Integrated Corporate Relations, Inc.
soconnell@harryanddavid.com	bihle@harryanddavid.com	jmills@icrinc.com
(541) 864-2164	(541) 864-2145	clumpkins@icrinc.com
(310) 395-2215

— Financial Tables Follow —

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in Thousands, Except Share Data)

	March 26, 2005 Unaudited	June 25, 2005	March 25, 2006 Unaudited
Assets
Current assets:
Cash and cash equivalents	$67,885	$24,854	$54,749
Trade accounts receivable, net	20,797	8,434	19,352
Other receivables	1,988	2,025	5,215
Inventories, net	57,057	68,660	65,979
Prepaid catalog expenses	6,602	3,811	6,029
Income taxes receivable	4,367	247	216
Other current assets	7,218	6,220	9,577

Total current assets	165,914	114,251	161,117

Property, plant, and equipment, net	164,138	165,006	163,025
Software, net	11,738	11,705	9,813
Intangibles, net	35,678	35,084	33,524
Deferred financing costs, net	14,854	14,269	15,432
Deferred income taxes	7,082	5,869	14,387
Other assets	596	628	536

Total assets	$400,000	$346,812	$397,834

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$30,308	$18,759	$29,424
Accrued payroll and benefits	18,500	15,943	15,068
Deferred revenue	22,216	15,002	25,223
Deferred income taxes	37,207	24,127	41,357
Accrued interest	1,840	5,940	1,799
Accrued restructuring costs	3,856	2,224	584
Other accrued liabilities	7,011	6,996	11,035
Notes payable	–	268	–

Total current liabilities	120,938	89,259	124,490

Long-term debt	245,000	245,000	245,000
Accrued pension liability	29,741	30,982	34,490
Other long-term liabilities	1,345	1,798	2,867

Total liabilities	397,024	367,039	406,847

Commitments and contingencies	—	—	—

Stockholders’ equity (deficit):
Common stock, $0.01 par value, 1,500,000 shares authorized; issued and outstanding: 1,000,000, 1,000,000 and 1,014,888 shares at March 26, 2005, June 25, 2005 and March 25, 2006, respectively	10	10	10
Additional paid-in capital	1,131	1,864	3,433
Accumulated deficit	1,835	(22,101)	(12,456)

Total stockholders’ equity (deficit)	2,976	(20,227)	(9,013)

Total liabilities and stockholders’ equity (deficit)	$400,000	$346,812	$397,834

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in Thousands, Except Share and per Share Data)

(Unaudited)

	Thirteen weeks ended		Thirty-nine weeks ended
	March 26, 2005	March 25, 2006	March 26, 2005	March 25, 2006
Net sales	$103,660	$94,583	$492,308	$514,698

Costs and expenses:
Cost of goods sold	69,596	72,445	267,965	300,412
Selling, general and administrative	50,469	46,833	169,627	172,898
Selling, general and administrative – related party	250	250	844	750

	120,315	119,528	438,436	474,060

Operating income (loss)	(16,655)	(24,945)	53,872	40,638

Other (income) expense:
Interest income	(553)	(1,027)	(598)	(1,285)
Interest expense	19,159	6,722	29,142	20,279
Other (income) expense	33	(1,714)	(269)	466

	18,639	3,981	28,275	19,460

Income (loss) before income taxes	(35,294)	(28,926)	25,597	21,178
Provision (benefit) for income taxes	(7,186)	(9,380)	4,775	8,933

Net income (loss)	$(28,108)	$(19,546)	$20,822	$12,245

Earnings (loss) per share:
Basic and diluted	$(28.11)	$(19.26)	$20.82	$12.10

Weighted-average shares used in per share calculations:
Basic and diluted	1,000,000	1,014,888	1,000,000	1,012,171

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in Thousands)

(Unaudited)

	Thirty-nine weeks ended
	March 26, 2005	March 25, 2006
Operating activities
Net income	$20,822	$12,245
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,017	10,454
Amortization	3,715	4,038
Stock option compensation expense	—	339
Amortization of deferred financing costs	2,357	1,823
Write-off of deferred financing costs	7,956	—
Write-off of deferred IPO costs	—	2,180
Loss on disposal of property, plant, equipment, and software	208	704
Deferred income taxes	32,524	8,712
Changes in operating assets and liabilities:
Accounts receivable	(6,189)	(14,108)
Inventories	7,525	2,681
Prepaid catalog and other assets	(26,118)	(7,335)
Accounts payable and accrued liabilities	12,209	12,626
Deferred revenue	7,856	10,221

Net cash provided by operating activities	70,882	44,580

Investing activities
Acquisition of property, plant, equipment, and software	(10,404)	(10,085)
Proceeds from the sale of property, plant, and equipment	29	24

Net cash used in investing activities	(10,375)	(10,061)

Financing activities
Borrowings of long-term debt	245,000	—
Repayments of long-term debt	(155,000)	—
Borrowings of revolving debt	90,000	104,000
Repayments of revolving debt	(90,000)	(104,000)
Payments of notes payable	(13,900)	(268)
Payments for deferred financing costs	(9,490)	(2,986)
Proceeds from exercise of stock options	—	1,230
Dividends paid	—	(2,600)
Return of capital to stockholders	(82,600)	—
Stockholder note	(261)	—

Net cash used in financing activities	(16,251)	(4,624)

Increase in cash and cash equivalents	44,256	29,895
Cash and cash equivalents, beginning of period	23,629	24,854

Cash and cash equivalents, end of period	$67,885	$54,749

Harry & David Holdings, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to EBITDA

(in Thousands)

(Unaudited)

	Thirteen weeks ended		Thirty-nine weeks ended
	March 26, 2005	March 25, 2006	March 26, 2005	March 25, 2006
Net cash provided by (used in) operating activities	$(64,171)	$(87,365)	$70,882	$44,580
Stock option expense	—	113	—	339
Changes in operating assets and liabilities	(29,585)	(63,983)	(4,717)	4,085
Write-off of deferred IPO costs	—	—	—	2,180
Loss on impairment or retirement of PP&E	158	400	208	704
Deferred income taxes	(19,731)	(9,640)	32,524	8,712
Write-off of deferred financing costs	7,956	—	7,956	—
Amortization of deferred financing costs	1,403	657	2,357	1,823
Depreciation and amortization	3,736	4,634	11,732	14,492

Net income (loss)	$(28,108)	$(19,546)	$20,822	$12,245
Interest expense, net	18,606	5,695	28,544	18,994
Provision (benefit) for income taxes	(7,186)	(9,380)	4,775	8,933
Depreciation and amortization	3,736	4,634	11,732	14,492

EBITDA	$(12,952)	$(18,597)	$65,873	$54,664

(1)	In the thirteen week period ended March 26, 2005, net income and EBITDA included:

•	$0.9 million of losses related to closed stores;

•	$0.3 million of restructuring charges relating to a reduction in force implemented beginning in August 2004 instead of at the beginning of our prior fiscal year in April 2004;

•	$0.3 million of one-time consulting fees associated with evaluating the Harry and David® brand strategy and information technology strategy projects and, to a lesser extent, employee executive recruiting charges;

•	$0.3 million of purchase accounting adjustments reflecting a one-time non-cash charge incurred primarily due to a step-up in store leaseholds and inventory value associated with the purchase accounting in connection with our acquisition of Harry & David Operations Corp. on June 17, 2004;

•	$0.4 million related to impairment charges from a lower rose crop harvest yield associated with a new growing technique;

•	$0.3 million of fees paid to Wasserstein and Highfields under the management agreement; and

•	$0.1 million of incremental employee executive recruiting and relocation charges.

In the thirteen week period ended March 25, 2006, net income and EBITDA included:

•	$0.3 million of losses related to closed stores;

•	$0.1 million of purchase accounting adjustments reflecting a one-time non-cash charge incurred primarily due to a step-up in store leaseholds and inventory value associated with the purchase accounting in connection with our acquisition of Harry & David Operations Corp. on June 17, 2004;

•	$0.1 million of charges related to the grant of stock options;

•	$0.3 million of fees paid to Wasserstein and Highfields under the management agreement;

•	$0.2 million of incremental employee executive recruiting and relocation charges; and

•	$1.7 million net proceeds from an insurance settlement.

In the thirty-nine week period ended March 26, 2005, net income and EBITDA included:

•	$0.5 million of losses related to closed stores;

•	$1.2 million of restructuring charges relating to a reduction in force implemented beginning in August 2004 instead of at the beginning of our prior fiscal year in April 2004;

•	$1.5 million of one-time consulting fees associated with evaluating the Harry and David® brand strategy and information technology strategy projects and, to a lesser extent, employee executive recruiting charges;

•	$1.4 million of purchase accounting adjustments reflecting a one-time non-cash charge incurred primarily due to a step-up in store leaseholds and inventory value associated with the purchase accounting in connection with our acquisition of Harry & David Operations Corp. on June 17, 2004;

•	$0.1 million of rental income due to a change in accounting treatment;

•	$0.3 million of other income related to the collection of a note receivable written off during fiscal 2002;

•	$0.9 million related to impairment charges from a lower rose crop harvest yield associated with a new growing technique;

•	$0.8 million of fees paid to Wasserstein and Highfields under the management agreement; and

•	$0.1 million of incremental employee executive recruiting and relocation charges.

In the thirty-nine week period ended March 25, 2006, net income and EBITDA included:

•	$0.1 million of income related to closed stores;

•	$0.1 million of restructuring charges relating to a reduction in force implemented beginning in August 2004 instead of at the beginning of our prior fiscal year in April 2004;

•	$0.1 million of one-time consulting fees associated with evaluating the Harry and David® brand strategy and information technology strategy projects and, to a lesser extent, employee executive recruiting charges;

•	$0.2 million of purchase accounting adjustments reflecting a one-time non-cash charge incurred primarily due to a step-up in store leaseholds and inventory value associated with the purchase accounting in connection with our acquisition of Harry & David Operations Corp. on June 17, 2004;

•	$0.1 million of rental income due to a change in accounting treatment;

•	$0.3 million of charges related to the grant of stock options;

•	$0.8 million of fees paid to Wasserstein and Highfields under the management agreement;

•	$0.8 million of incremental employee executive recruiting and relocation charges;

•	$2.2 million of deferred IPO costs that were written off; and

•	$1.7 million net proceeds from an insurance settlement.

(2)	Regulation G, Conditions for Use of Non-GAAP Financial Measures, and other provisions of the 1934 Act, define and prescribe the conditions of use of certain non-GAAP financial information. Our measure of EBITDA meets the definition of a non-GAAP financial measure.

EBITDA is defined as earnings before net interest expense, income taxes, depreciation and amortization and is computed on a consistent method from quarter to quarter and year to year.

We use EBITDA, in conjunction with GAAP measures such as cash flows from operating activities, cash flows from investing activities and cash flows from financing activities, to assess our liquidity, financial leverage and ability to service our outstanding debt. For example, certain covenant and compliance ratios under our revolving credit facility and the indenture governing the outstanding notes use EBITDA, as further adjusted for certain items as defined in each agreement. If we are not able to comply with these covenants, we may not be able to borrow additional amounts, incur more debt to finance our ongoing operations and working capital or take other actions. In addition, the lenders could accelerate the outstanding amounts, which could materially and adversely affect our liquidity and financial position.

We use EBITDA, in conjunction with the other GAAP measures discussed above, to assess our debt to cash flow leverage, to plan and forecast overall expectations and to evaluate actual results against such expectations; to assess our ability to service existing debt and incur new debt; and to measure the rate of capital expenditure and cash outlays from year to year and to assess our ability to fund future capital and non-capital projects. We believe that, like management, debt and equity investors frequently use (and expect to be able to continue to use) EBITDA to compare debt to cash flow leverage among companies.

EBITDA, when used as a liquidity measure, has limitations as an analytical tool. These limitations include:

•	EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA is not a measure of discretionary cash available to us to pay down debt;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; and

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations, we analyze EBITDA in conjunction with other GAAP financial measures impacting liquidity and cash flow, including depreciation and amortization, capital spending and net income in terms of the impact on depreciation and amortization, changes in net working capital, other non-operating income and losses that affect cash flow and liquidity, interest expense and taxes. Similarly, you should not consider EBITDA in isolation or as a substitute for these GAAP liquidity measures.

We also use EBITDA, in conjunction with GAAP measures such as operating income and net income, to assess our operating performance and that of each of our businesses and segments. Specifically, we use EBITDA, alongside the GAAP measures mentioned above, to measure profitability and profit margins and to make budgeting decisions relating to historical performance and future expectations of our operating segments and business as a whole, and to make performance comparisons of our company compared to other peer companies. We believe that, like management, debt and equity investors frequently use (and expect to be able to continue to use) EBITDA to assess our operating performance and compare it to that of other peer companies.

Furthermore, we use EBITDA (in conjunction with other GAAP and non-GAAP measures such as operating income, capital expenditures, taxes and changes in working capital) to measure return on capital employed. EBITDA allows us to determine the cash return before taxes, capital spending and changes in working capital generated by the total equity employed in our company. We believe return on capital employed is a useful measure because it indicates the total returns generated by our business, which, when viewed together with profit margin information, allows us to better evaluate profitability and profit margin trends.

As a performance measure, we also use return on capital employed to assist us in making budgeting decisions related to how debt and equity capital is being employed and how it will be employed in the future. Historical measures of return on capital employed, which include the use of EBITDA, are used in estimating and predicting future return on capital trends. Combined with other GAAP financial measures, historical return on capital information helps us make decisions about how to employ capital effectively going forward.

However, because EBITDA does not take into account certain of these non-cash items, which do affect our operations and performance, EBITDA has inherent limitations as an operating measure. These limitations include:

•	EBITDA does not reflect the cash cost of acquiring assets or the non-cash depreciation and amortization of those assets over time, or the replacement of those assets in the future;

•	EBITDA does not reflect cash capital expenditures on an historical basis or in the current period, or address future requirements for capital expenditures or contractual commitments;

•	EBITDA is not a measure of discretionary cash available to us to invest in the growth of our business;

•	EBITDA does not reflect changes in working capital or cash needed to fund our business;

•	EBITDA does not reflect our tax expenses or the cash payments we are required to make to fulfill our tax liabilities; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations we analyze EBITDA alongside other GAAP financial measures of operating performance, including, operating income, net income and changes in working capital, in terms of the impact on other non-operating income and losses that affect profitability and return on capital. You should not consider EBITDA in isolation or as a substitute for these GAAP measures of operating performance.